Exhibit 99.1
Lowe’s Companies, Inc. 2020 Employee Stock Purchase Plan

The Lowe’s Companies, Inc. 2020 Employee Stock Purchase Plan is effective June 1, 2020, subject to approval by the Company’s shareholders.
1. Definitions.
1.1 “Account” means the funds accumulated with respect to an individual participant as a result of deductions from such participant’s paycheck (or otherwise as permitted in certain circumstances under the terms of the Plan) for the purpose of purchasing shares of Common Stock under this Plan. The funds allocated to a participant’s Account shall remain the property of the participant at all times but may be commingled with the general funds of the Company, except to the extent such commingling may be prohibited by the laws of any applicable jurisdiction.
1.2 “Administrator” means the Committee or the persons acting within the scope of their authority to administer the Plan pursuant to a delegation of authority from the Committee pursuant to Section 22.
1.3 “Affiliate” means an entity, other than a Subsidiary, in which the Company has an equity or other ownership interest.
1.4 “Board” means the Board of Directors of the Company.
1.5 “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.
1.6 “Committee” means the Compensation Committee of the Board. The Committee may delegate its responsibilities as provided in Section 22.
1.7 “Common Stock” means the common stock of the Company.
1.8 “Company” means Lowe’s Companies, Inc.
1.9 “Compensation” means, as to payroll periods ending during an offering, the actual base salary or hourly wages received by a participant in any such payroll period from a Participating Company; provided that the Administrator shall have the authority to determine and approve other forms of pay to be included in the definition of Compensation and may change the definition on a prospective basis.
1.10 “Eligible Employee” means an individual (i) classified as an employee of the Company or a Participating Company under the payroll procedures of the Company or Participating Company during the relevant participation periods and (ii) who has satisfied any waiting period not to exceed two (2) years imposed by the Committee, in each case except as otherwise required by law. For purposes of determining whether an individual is employed by a Participating Company, the Administrator may decide to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed interruptions of continuous employment. Eligible Employees shall not include individuals classified as independent contractors. Notwithstanding the foregoing, (i) in respect of the 423 Plan, the Administrator may exclude from participation employees who are “highly compensated employees” of the Company or Participating Company (within the meaning of Section 414(q) of the Code) or otherwise limit eligibility to the extent permitted by Section 423 of the Code and (ii) in respect of any Non-423 Plan, the Administrator may exclude from participation any employees it deems necessary or advisable in accordance with Section 22.2.
1.11 “Enrollment Date” as used in this Plan shall be the commencement date of an enrollment period for participation in the Plan. A different date may be set by the Committee.
1.12 “Enrollment Form” means an agreement between the Company and an employee, in such form as may be established by the Company from time to time, pursuant to which the employee elects to participate in the Plan or elects changes with respect to such participation as permitted under the Plan.
1.13 “Fair Market Value” means the closing price of a share of Common Stock on the primary exchange on which shares of the Common Stock are listed. If, on any given date, no share of Common Stock is traded on an established stock exchange, then Fair Market Value shall be determined with reference to the next preceding day that the Common Stock was so traded.
1.14 “Offering Date” as used in this Plan shall be the commencement date of an offering. A different date may be set by the Committee.
1.15 “Participating Company” means the Company and any Subsidiary or Affiliate that has been designated by the Administrator to participate in the Plan. For purposes of participation in the 423 Plan, only the Company and its Subsidiaries may be considered Participating Companies, and the Administrator shall designate from time to time which Subsidiaries will be Participating Companies in the 423 Plan. The Administrator shall designate from time to time which Subsidiaries and Affiliates will be Participating Companies in particular Non-423 Plans provided, however, that at any given time, a Subsidiary that is a Participating Company in the 423 Plan will not be a Participating Company in a Non-423 Plan. The foregoing designations and changes in designation by the Administrator shall not require shareholder approval. Notwithstanding the foregoing, the term “Participating Company” shall not include any Subsidiary or Affiliate that offers its employees the opportunity to participate in an employee stock purchase plan covering the Subsidiary’s or Affiliate’s common stock.
1.16 “Plan” means the Lowe’s Companies, Inc. 2020 Employee Stock Purchase Plan.
1.17 “Plan Broker” means a stock brokerage or other entity designated by the Company to establish accounts for stock purchased under the Plan by participants.
1.18 “Purchase Price” is the price per share of Common Stock as established pursuant to Section 5 of the Plan.
1.19 “Subsidiary” means any corporation (other than the Company), domestic or foreign, that is in an unbroken chain of corporations beginning with Company if, on an Offering Date, each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, as described in Code Section 424(f).
2. Purpose and Structure of the Plan.
2.1 The Plan is intended to assist the Company and other Participating Companies in recruiting and retaining individuals with ability and initiative by enabling such persons to participate in the future success of the Company and other Participating Companies and to associate their interests with those of the Company and its shareholders. The Plan document is an omnibus document which includes a sub-plan (the “423 Plan”) designed to permit offerings of grants to employees of the Company and certain Subsidiaries that are Participating Companies where such offerings are intended to satisfy the requirements of Section 423 of the Code (although the Company makes no undertaking nor representation to obtain or maintain qualification under Section 423 for any Subsidiary, individual, offering or grant) and also separate sub-plans (“Non-423 Plans”) which permit offerings of grants to employees of certain Participating Companies which are not intended to satisfy the requirements of Section 423 of the Code. Section 6 of the Plan sets forth the maximum number of shares to be offered under the Plan (and its sub-plans), subject to adjustments as permitted under Sections 19 and 20.
2.2 The 423 Plan shall be a separate and independent plan from the Non-423 Plans, provided, however, that the total number of shares of Common Stock authorized to be issued under the Plan applies in the aggregate to both the 423 Plan and the Non-423 Plans. Offerings under the Non-423 Plans may be made to achieve desired tax or other objectives in particular locations outside the United States of America or to comply with local laws applicable to offerings in such foreign jurisdictions. Offerings under the Non-423 Plans may also be made to employees of Participating Companies that are not Subsidiaries.
2.3 All employees who participate in the 423 Plan shall have the same rights and privileges under such sub-plan except for differences that may be mandated by local law and are consistent with the requirements of Code Section 423(b)(5). The terms of the 423 Plan shall be those set forth in this Plan document to the extent such terms are consistent with the requirements for qualification under Code Section 423. The Administrator may adopt Non-423 Plans applicable to particular Participating Companies or locations that are not participating in the 423 Plan. The terms of each Non-423 Plan may take precedence over other provisions in this document, with the exception of Sections 6, 19 and 20 with respect to the total number of shares available to be offered under the Plan for all sub-plans. Unless otherwise superseded by the terms of such Non-423 Plan, the provisions of this Plan document shall govern the operation of such Non-423 Plan. Except to the extent expressly set forth herein or where the context suggests otherwise, any reference herein to “Plan” shall be construed to include a reference to the 423 Plan and the Non-423 Plans.
3. Employees Eligible to Participate. Any Eligible Employee of the Company or a Participating Company who is employed on the day preceding the Enrollment Date for an offering is eligible to participate in that offering, subject to completion of an Enrollment Form as set forth in Section 7.1.
4. Offerings. Subject to the right of the Company in its sole discretion to sooner terminate the Plan or to change the commencement date or term of any offering, commencing with the Offering Date of December 1, 2020, the Plan will operate with separate consecutive six-month offerings with the following Offering Dates: June 1 and December 1; provided, however, that no offering may have a term in excess of 27 months. Unless a termination of or change to the Plan has previously been made by the Company, the final offering under this Plan shall commence on June 1, 2029 and terminate on November 30, 2029. In order to become eligible to purchase shares of Common Stock, an Eligible Employee must complete and submit an Enrollment Form and any other necessary documents at least 15 days (or such other period as may be designated by the Administrator) before the Offering Date of the particular offering in which he or she wishes to participate in accordance with Section 7. Participation in one offering under the Plan shall neither limit, nor require, participation in any other offering.
5. Price. The Purchase Price per share shall be eighty-five percent (85%) of the Fair Market Value of the Common Stock on the last day of the offering.
6. Number of Shares to be Offered. The maximum number of shares that will be offered under the Plan is 20,000,000 shares, subject to adjustment as permitted under Section 20. If the total number of shares of Common Stock for which options are to be granted on any date in accordance with Section 12 exceeds the number of shares of Common Stock then available under the Plan or a given sub-plan (after deduction of all shares for which options have been exercised under the Plan or are then outstanding), the Company shall make a pro rata allocation of the shares remaining available in as nearly a uniform manner as it determines is practicable and equitable. In such event, the payroll deductions to be made pursuant to the authorizations therefor shall be reduced accordingly and the Company shall give written notice of the reduction to each participant affected.
7. Participation.
7.1 An Eligible Employee may become a participant by completing an Enrollment Form provided by the Company and submitting it to the Company, or with such other entity designated by the Company for this purpose, no later than 15 days (or such other period as may be designated by the Administrator) prior to the commencement of the offering to which it relates.
7.2 Payroll deductions for a participant shall commence on the Offering Date as described above and shall continue through subsequent offerings pursuant to Section 10 until the participant’s termination of employment, subject to modification by the participant as provided in Section 8.1, and unless participation is earlier withdrawn or suspended by the employee as provided in Section 9 or deductions are reduced (including to zero) by the Company pursuant to Section 6.
7.3 Payroll deduction shall be the sole means of accumulating funds in a participant’s Account, except in foreign countries where payroll deductions are not allowed, in which case the Company may authorize alternative payment methods.
7.4 The Company may require current participants to complete a new Enrollment Form at any time it deems necessary or desirable to facilitate Plan administration or for any other reason.
8. Payroll Deductions.
8.1 At the time an Eligible Employee files a payroll deduction authorization, he or she shall elect to have deductions made from his or her Compensation on each payday during the time he or she is a participant in an offering at (i) any non-fractional percentage rate from one percent (1%) to twenty percent (20%) or (ii) any flat dollar amount (not exceeding 20%), but in each case shall not exceed $10,625 in any offering. A participant may change his or her payroll deduction percentage election, including changing the payroll deduction percentage or flat dollar amount to zero, effective as of any Offering Date by filing a revised authorization, provided the revised authorization is filed at least 15 days (or such other period as may be designated by the Administrator) prior to such Offering Date.
8.2 All payroll deductions made for a participant shall be credited to his or her Account under the Plan. A participant may not make any separate cash payment into his or her Account nor may payment for shares be made other than by payroll deduction, except as provided under Section 7.3.
8.3 A participant may withdraw from his or her participation in the Plan as provided in Section 9, but no other change can be made during an offering with respect to that offering. Other changes permitted under the Plan may only be made with respect to an offering that has not yet commenced.
9. Withdrawal.
9.1 A participant may withdraw from an offering, in whole but not in part, at any time prior to the first day of the last calendar month of such offering by submitting a withdrawal notice to the Company, in which event the Company will refund the entire balance of his or her Account as soon as practicable thereafter.
9.2 If a participant withdraws his or her participation pursuant to Section 9.1, he or she shall not participate in a subsequent offering unless and until he or she re-enters the Plan. To re-enter the Plan, an Eligible Employee who has previously withdrawn participation by reducing payroll deductions to zero must file a new Enrollment Form in accordance with Section 7.1. The Eligible Employee’s re-entry into the Plan will not become effective before the beginning of the next offering following his or her withdrawal.
10. Automatic Re-Enrollment. At the termination of each offering each participant who continues to be an Eligible Employee shall be automatically re-enrolled in the next offering, unless the participant has advised the Company otherwise. Upon termination of the Plan, any balance in each participant’s Account shall be refunded to him or her.
11. Interest. No interest will be paid or allowed on any money in the Accounts of participants, except to the extent payment of interest is required by the laws of any applicable jurisdiction.
12. Granting of Option. On the last day of an offering, each participant shall be deemed to have been granted an option under the Plan for as many whole shares as he or she will be able to purchase with the amounts credited to his or her Account during his or her participation in that offering. An option covering a fractional share will not be granted under the Plan. Any amount remaining to the credit of a participant’s Account after the exercise of an option shall remain in the account and be applied to the payment of the option price of the option granted in the following offering, if the participant continues to participate in the Plan or, if he or she does not continue to participate in the Plan, shall be returned to the participant; provided, however, that in respect of any offering under the 423 Plan, any such remaining amount greater than the Purchase

Price for the offering will in any event be returned to the participant.
13. Automatic Exercise of Option. Each Eligible Employee who continues to be a participant in an offering on the last day of that offering shall be deemed to have exercised his or her option on that date and shall be deemed to have purchased from the Company the number of whole shares of Common Stock reserved under the Plan as the balance of his or her Account on such date will pay for at the Purchase Price.
14. Tax Obligations. To the extent any (i) grant of an option to purchase shares of Common Stock, (ii) purchase of shares of Common Stock, or (iii) disposition of shares of Common Stock purchased under the Plan gives rise to any tax withholding obligation (including, without limitation, income and payroll withholding taxes imposed by any jurisdiction) the Administrator may implement appropriate procedures to ensure that such tax withholding obligations are met. Those procedures may include, without limitation, increased withholding from a participant’s current compensation, cash payments to the Company or another Participating Company by an employee, or a sale of a portion of the stock purchased under the Plan, which sale may be required and initiated by the Company.
15. Participant’s Rights as a Shareholder; Unfunded Plan. No participant shall have any right as a shareholder with respect to any shares of Common Stock until the shares have been purchased in accordance with Section 13 above and have been issued by the Company. The Plan, insofar as it provides for option grants, shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by options granted under the Plan. Any liability of the Company to any person with respect to any option granted under the Plan shall be based solely upon any contractual obligations that may be created pursuant to this Plan. No such obligation of the Company shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company.
16. Evidence of Stock Ownership.
16.1 Following the end of each offering, the number of shares of Common Stock purchased by each participant shall be deposited into an account established in the participant’s name at the Plan Broker.
16.2 A participant may move his or her shares to another brokerage account of his or her choosing at any time, without regard to the satisfaction of the holding period set forth in Section 423(a) of the Code.
17. Rights Not Transferable. No participant shall be permitted to sell, assign, transfer, pledge, or otherwise dispose of or encumber either the payroll deductions credited to his or her Account or an option or any rights with regard to the exercise of an option or rights to receive shares of Common Stock under the Plan other than by will or the laws of descent and distribution, and such right and interest shall not be liable for, or subject to, the debts, contracts, or liabilities of the participant. If any such action is taken by a participant, or any claim is asserted by any other party in respect of such right and interest whether by garnishment, levy, attachment or otherwise, the action or claim will be treated as an election to withdraw funds in accordance with Section 9. During the Eligible Employee’s lifetime, only he or she can make decisions regarding the participation in or withdrawal from an offering under the Plan.

18. Termination of Employment. Upon termination of employment for any reason whatsoever, including but not limited to death or retirement, the balance in the Account of a participant shall be paid to the participant or his or her estate. Whether and when employment is deemed terminated for purposes of this Plan shall be determined by the Administrator in its sole discretion and may be determined without regard to statutory notice periods or other periods following termination of active employment.
19. Amendment or Discontinuance of the Plan. The Committee and the Board shall have the right at any time and without notice to amend, modify or terminate the Plan; provided, that no participant’s existing rights under any offering already made under Section 4 hereof may be adversely affected thereby, and provided further that no such amendment of the Plan shall, except as provided in Section 20, increase the total number of shares to be offered under the Plan above the limit specified in Section 6 unless shareholder approval is obtained therefor.
20. Changes in Capitalization. In the event of reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, offerings of rights, or any other change in the capitalization structure of the Company, the Committee may make such adjustment, if any, as it may deem appropriate in the number, kind, and the price of shares of Common Stock available for purchase under the Plan, and in the number of shares which a participant is entitled to purchase including, without limitation, closing an offering early and permitting purchase on the last day of the reduced offering period, or terminating an offering and refunding participants’ Account balances.
21. Share Ownership.
21.1 No individual shall be permitted to subscribe for any shares of Common Stock under the Plan if he or she, immediately after such subscription, owns shares (including all shares that may be purchased under outstanding subscriptions under the Plan) possessing five percent (5%) or more of the total combined voting power or value of all classes of shares of the Company or of its parent or subsidiary corporations. For the foregoing purposes, the rules of Section 424(d) of the Code shall apply in determining share ownership, and shares of Common Stock an individual may purchase under outstanding options shall be treated as owned by the individual.
21.2 In addition, no Eligible Employee shall be allowed to subscribe for any shares of Common Stock under the Plan that permit his or her rights to purchase shares under all “employee stock purchase plans” of the Company and its parent or subsidiary corporations to accrue at a rate that exceeds $25,000 of Fair Market Value of such shares (determined at the time such right to subscribe is granted) for each calendar year in which the right to subscribe is outstanding at any time. Notwithstanding the above, lower limitations may be imposed with respect to participants in a Non-423 Plan or participants in the 423 Plan who are subject to laws of another jurisdiction where lower limitations are required.
22. Administration and Board Authority.
22.1 The Plan shall be administered by the Board. The Board has delegated its full authority under the Plan to the Committee, and the Committee may further delegate any or all of its authority under this Plan to the Company’s Executive Vice President of Human Resources or such other senior officer(s) of the Company as it may designate. Notwithstanding any such delegation of authority, the Board may itself take any action under the Plan in its discretion at any time, and any reference in this Plan document to the rights and obligations of the Committee shall be construed to apply equally to the Board. Any references to the Board mean only the Board. The authority that may be delegated by the Committee includes, without limitation, the authority to (i) establish Non-423 Plans and determine the terms of such sub-plans, (ii) designate from time to time which Subsidiaries will participate in the 423 Plan, which Subsidiaries and Affiliates will be Participating Companies, and which Participating Companies will participate in a particular Non-423 Plan, (iii) determine procedures for Eligible Employees to enroll in or withdraw from a sub-plan, setting or changing payroll deduction percentages, and obtaining necessary tax withholdings, (iv) allocate the available shares of Common Stock under the Plan to the sub-plans for particular offerings, and (v) adopt amendments to the Plan or any sub-plan including, without limitation, amendments to increase the shares available for issuance under the Plan pursuant to Section 20 (but not including increases in the available shares above the maximum permitted by Sections 6 and 20 which shall require Board and shareholder approval).
22.2 The Administrator shall be vested with full authority and discretion to construe the terms of the Plan and make factual determinations under the Plan, and to make, administer, and interpret such rules and regulations as it deems necessary to administer the Plan, and any determination, decision, or action of the Administrator in connection with the construction, interpretation, administration, or application of the Plan shall be final, conclusive, and binding upon all participants and any and all persons claiming under or through any participant. The Administrator may retain outside entities and professionals to assist in the administration of the Plan including, without limitation, a vendor or vendors to perform enrollment and brokerage services. The authority of the Administrator will specifically include, without limitation, the power to make any changes to the Plan with respect to the participation of Eligible Employees of any Subsidiary or Affiliate that is organized under the laws of a country other than the United States of America when the Administrator deems such changes to be necessary or appropriate including without limitation for the purposes of achieving a desired tax treatment in such foreign jurisdiction and complying with the laws applicable to such non-U.S. Subsidiaries or Affiliates. Those changes may include, without limitation, the exclusion of particular Subsidiaries or Affiliates from participation in the plan; modifications to eligibility criteria, maximum number or value of shares that may be purchased in a given period, or other requirements set forth herein; and procedural or administrative modifications. Any modification relating to offerings to a particular Participating Company will apply only to that Participating Company and will apply equally to all similarly situated employees of that Participating Company. The rights and privileges of all Eligible Employees granted options under the 423 Plan shall be the same. To the extent any changes approved by the Administrator would jeopardize the tax-qualified status of the 423 Plan, the change shall cause the Participating Companies affected thereby to be considered Participating Companies under a Non-423 Plan or Non-423 Plans instead of the 423 Plan.
23. Notices. All notices or other communications by a participant to the Company or other entity designated for a particular purpose under or in connection with the Plan shall be deemed to have been duly given when received by the Company or other designated entity, or when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
24. Termination of the Plan. This Plan will terminate at the earliest of the following:
(a) December 31, 2029;

(b) The date of the filing of a Statement of Intent to Dissolve by the Company or the effective date of a merger or consolidation wherein the Company is not to be the surviving corporation, which merger or consolidation is not between or among corporations related to the Company. Prior to the occurrence of either of such events, on such date as the Company may determine, the Company may permit a participant to exercise the option to purchase shares of Common Stock for as many shares as the balance of his or her Account will allow at the price set forth in accordance with Section 5. If the participant elects to purchase shares, any remaining balance of the participant’s Account will be refunded to the participant after that purchase;
(c) The date the Board acts to terminate the Plan in accordance with Section 19; and
(d) The date when all shares of Common Stock reserved under the Plan have been purchased.
25. Limitations on Sale of Stock Purchased Under the Plan. The Plan is intended to provide Common Stock for investment and not for resale. The Company does not, however, intend to restrict or influence any employee in the conduct of the employee’s own affairs. An employee, therefore, may sell stock purchased under the Plan at any time the employee chooses, subject to compliance with any applicable Federal, state or foreign securities laws. THE EMPLOYEE ASSUMES THE RISK OF ANY MARKET FLUCTUATIONS IN THE PRICE OF THE COMPANY’S STOCK.
26. Governmental Regulation/Compliance with Applicable Law/Separate Offering. The Company’s obligation to sell and deliver shares of the Company’s Common Stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance, or sale of such shares and to applicable law. No option shall be exercisable, no Common Stock shall be issued, and no payment shall be made under this Plan, except in compliance with all applicable federal and state laws and regulations (including, without limitation, withholding tax requirements), any listing agreement to which the Company is a party and the rules of all domestic stock exchanges on which the Company’s shares may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance. No option shall be exercisable, no Common Stock shall be issued and no payment shall be made under this Plan until the Company has obtained such consent or approval as the Administrator may deem advisable from regulatory bodies having jurisdiction over such matters. In addition, the terms of an offering under this Plan, or the rights of a participant under an offering, may be modified to the extent required by applicable law. For purposes of the Plan, the Administrator also may designate separate offerings under the Plan (the terms of which need not be identical) in which Eligible Employees of one or more Participating Companies will participate, even if the dates of the offerings are identical.
27. No Employment/Service Rights. Nothing in the Plan shall confer upon any employee of the Company or any Subsidiary or Affiliate the right to continue in employment for any period of specific duration, nor interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary or Affiliate employing such person), or of any employee, which rights are hereby expressly reserved by each, to terminate such person’s employment at any time for any reason, with or without cause.
28. Dates and Times. All references in the Plan to a date or time are intended to refer to dates and times determined pursuant to U.S. Eastern Time. Business days for purposes of the

Plan are U.S. business days.
29. Masculine and Feminine, Singular and Plural. Whenever used in the Plan, a pronoun shall include the opposite gender and the singular shall include the plural, and the plural shall include the singular, whenever the context shall plainly so require.
30. Governing Law. The Plan shall be governed by the laws of the State of North Carolina, U.S.A., without regard to North Carolina laws that might cause other law to govern under applicable principles of conflicts of law.